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  As filed with the U.S. Securities and Exchange Commission on [_______], 2003

                                                     Registration No. 333- 13702


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------


                           POST-EFFECTIVE AMENDMENT TO
                                    FORM F-6
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
         For Depositary Shares Evidenced by American Depositary Receipts


                                   ----------

                         Tubos de Acero de Mexico, S.A.
   (Exact name of issuer of deposited securities as specified in its charter)


                         Tubes of Steel of Mexico, S.A.
                   (Translation of issuer's name into English)

                              United Mexican States
            (Jurisdiction of incorporation or organization of issuer)

                               JPMORGAN CHASE BANK
             (Exact name of depositary as specified in its charter)

                   1 Chase Manhattan Plaza, New York, NY 10081
                            Telephone (212) 552-4944
   (Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)


                                   ----------


                                 Alfredo Berisso
                          420 Fifth Avenue, 18th Floor
                            New York, New York 10018
                                 (212) 376-6500
   (Address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

      Scott A. Ziegler, Esq.                              Ann B. Fisher, Esq.
Ziegler, Ziegler & Associates LLP                       Sullivan & Cromwell LLP
 570 Lexington Avenue, 44th Floor                          125 Broad Street
     New York, New York 10022                          New York, New York 10004
          (212) 319-7600                                    (212) 558-4000


         It is proposed that this filing become effective under Rule 466


                           [X] immediately upon filing

                             [_] on (Date) at (Time)

     If a separate registration statement has been filed to register the deposited shares, check the following box. [_]


                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                Proposed maximum    Proposed maximum
         Title of each class of                   Amount         aggregate price   aggregate offering       Amount of
      Securities to be registered            to be registered       per unit              price         registration fee
------------------------------------------------------------------------------------------------------------------------
American Depositary Shares evidenced by            N/A                N/A                 N/A                 N/A
American Depositary Receipts, each
American Depositary Share representing
five shares of Common Stock, no par value,
of Tubos de Acero de Mexico, S.A.
========================================================================================================================




     Pursuant to Rule 429, the Prospectus contained herein also relates to American Depositary Shares registered under Form F-6 Registration Statement Nos. 33-41380 and 33-35558.





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                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS

     The Prospectus consists of the proposed form of American Depositary Receipt ("ADR" or "American Depositary Receipt") included as Exhibit A to the Amendment No. 2 to Deposit Agreement filed as Exhibit (a)(3) to this Registration Statement, which is incorporated herein by reference.


                              CROSS REFERENCE SHEET


Item 1. DESCRIPTION OF SECURITIES TO BE REGISTERED



                                                                  Location in Form of American Depositary
Item Number and Caption                                           Receipt Filed Herewith as Prospectus
-----------------------                                           ---------------------------------------
(1)   Name and address of Depositary                              Face of American Depositary Receipt, last
                                                                  paragraph
(2)   Title of American Depositary Receipts and identity of       Face of American Depositary Receipt, top center
      deposited securities

      Terms of Deposit:

      (i)     Amount of deposited securities represented by one   Face of American Depositary Receipt, upper right
              unit of American Depositary Shares                  corner

      (ii)    Procedure for voting, if any, the deposited         Reverse Paragraphs (13) and (14)
              securities

      (iii)   Collection and distribution of dividends            Face Paragraph (5), Reverse Paragraphs  (12) and (13)

      (iv)    Transmission of notices, reports and proxy          Reverse Paragraphs (14) and (16)
              soliciting material

      (v)     Sale or exercise of rights                          Face Paragraph (5) and Reverse Paragraph (12)

      (vi)    Deposit or sale of securities resulting from        Face Paragraphs (5) and (6), Reverse Paragraphs (12)
              dividends, splits or plans of reorganization        and (15)

      (vii)   Amendment, extension or termination of the          Face Paragraph (9),  Reverse Paragraph (19)
              Deposit Agreement

      (viii)  Rights of holders of receipts to inspect the        Reverse Paragraph (16)
              transfer books of the Depositary and the list of
              Holders of receipts

      (ix)    Restrictions upon the right to deposit or           Face Paragraphs (3), (5), (6), and (7)
              withdraw the underlying securities

      (x)     Limitation upon the liability of the Depositary     Reverse Paragraph (10)

(3)   Fees and Charges                                            Face Paragraphs (10) and (17)






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Item 2. AVAILABLE INFORMATION


                                                                  Location in Form of American Depositary
Item Number and Caption                                           Receipt Filed Herewith as Prospectus
-----------------------                                           ---------------------------------------
(b) Statement that the foreign issuer is subject to               Reverse Paragraph (21)
the periodic reporting requirements of the Securities
Exchange Act of 1934 and, accordingly, files
certain reports with the Securities and Exchange
Commission

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. EXHIBITS


               (a)(3) Form of Amendment No. 2 to Deposit Agreement.

               (e) Certification under Rule 466.

               (f) Powers of Attorney for certain officers and directors and the authorized representative of Tubos de Acero de Mexico. Previously filed.


Item 4. UNDERTAKINGS


     (a) The Depositary hereby undertakes to make available at the principal office of the Depositary in the United States, for inspection by holders of the American Depositary Receipts, any reports and communications received from the issuer of the deposited securities which are both (1) received by the Depositary as the holder of the deposited securities, and (2) made generally available to the holders of the underlying securities by the issuer.

     (b) If the amounts of fees charged are not disclosed in the prospectus, the Depositary undertakes to prepare a separate document stating the amount of any fee charged and describing the service for which it is charged and to deliver promptly a copy of such fee schedule without charge to anyone upon request. The Depositary undertakes to notify each registered holder of an American Depositary Receipt thirty days before any change in the fee schedule.






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                                    SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, as amended, JPMorgan Chase Bank, on behalf of the legal entity created by the Deposit Agreement, certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment to Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on May 22, 2003.


                                          Legal entity created by the form of
                                          Deposit Agreement for the issuance
                                          of ADRs evidencing American
                                          Depositary Shares


                                          By: JPMORGAN CHASE BANK, as Depositary


                                          By: /s/ Jordana Chutter
                                              ----------------------------------
                                          Name: Jordana Chutter
                                          Title: Vice President

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Tubos de Acero de Mexico, S.A. certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment to Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, on May 20, 2003.

                                          TUBOS DE ACERO DE MEXICO, S.A.


                                          By: /s/ Gerardo Varela
                                              ----------------------------------
                                          Name: Gerardo Varela
                                          Title: Chief Financial Officer


                                          By: /s/ Cecilia Bilesio
                                              ----------------------------------
                                          Name: Cecilia Bilesio
                                          Title: Corporate Affairs

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement on Form F-6 has been signed by the following persons in the capacities indicated as of May 20, 2003.




            Signatures                             Title
            ----------                             -----


        /s/ Paolo Rocca*           Chairman and Principal Executive Officer
--------------------------------
           Paolo Rocca


       /s/ Gerardo Varela              Principal Financial Officer and
--------------------------------         Principal Accounting Officer
         Gerardo Varela


       /s/ Guillermo Vogel                        Director
--------------------------------
       Guillermo F. Vogel


     /s/ Vincenzo Crapanzano                      Director
--------------------------------
       Vincenzo Crapanzano


     /s/ Adalberto Cortesi*                       Director
--------------------------------
        Adalberto Cortesi


                                                  Director
--------------------------------
         Carlos Abedrop







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
            Signatures                             Title
            ----------                             -----


                                                  Director
--------------------------------
         Roberto Einaudi


                                                  Director
--------------------------------
        Gianfelice Rocca


      /s/ Luis Alberto Aziz                       Director
--------------------------------
        Luis Alberto Aziz


       /s/ Alfredo Berisso               Authorized Representative in
--------------------------------              the United States
         Alfredo Berisso



*Signature of Paolo Rocca by Cecilia Bilesio, Attorney-in-fact. Signature of Adalberto Cortesi by Felix Todd, Attorney-in-fact. Original powers of attorney authorizing Cecilia Bilesio and Felix Todd to sign this amendment to the Registration Statement on behalf of the above-named directors and executive officers have been filed with the Commission.





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INDEX TO EXHIBITS




Exhibit                                                       Sequentially
Number                                                        Numbered Page
-------                                                       --------------

(a)(3)    Form of Amendment to Deposit Agreement.

(e)       Rule 466 Certification